                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25
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                                                              SEC FILING NO.
                                                                 0-24857
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                                                               CUSIP NUMBER
                                                               879292 10 0
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                           NOTIFICATION OF LATE FILING

   [ ] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
                 [X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

                  For Period Ended: June 30, 2007

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

         For the Transition Period Ended:  N/A

                  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

                  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I - Registrant Information
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         Full Name of Registrant: Teleconnect Inc.

         Former Name if Applicable: N/A

         Address of Principal Executive Office (Street and Number):Centro Comercial Camojan Corner, 1(a) plta, Camino de Camojan, Urb. Sierra Blanca, 29603 Marbella - Spain


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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete its review of the registrant for the period ending June 30, 2007, before the required filing date for its Form 10-QSB.


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                                            Teleconnect Inc.


Date: August 14, 2007                       By:  /s/ Gustavo Gomez
                                                 -------------------------------
                                                 Gustavo Gomez, Director, Chief
                                                 Executive Officer, President,
                                                 Chief Financial and Accounting
                                                 Officer and Treasurer



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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).

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